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                                                                    EXHIBIT 99.1

                                           [CITIGATE SARD VERBINNEN LOGO]

NEWS

FOR IMMEDIATE RELEASE

                            Contact: Paul Caminiti/Brandy Bergman/Carrie Bloom
                                     Citigate Sard Verbinnen
                                     212/687-8080


                    NEW VALLEY'S 50%-OWNED REAL ESTATE ENTITY
                        ACQUIRES INSIGNIA DOUGLAS ELLIMAN

                        FORMS PRUDENTIAL DOUGLAS ELLIMAN,
         THE LARGEST RESIDENTIAL BROKERAGE IN NEW YORK METROPOLITAN AREA

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         MIAMI, FL, MARCH 17, 2003 - New Valley Corporation (NASDAQ: NVAL)
announced today that its 50%-owned real estate entity, Montauk Battery Realty LLC, the owner of Prudential Long Island Realty, has acquired Insignia Douglas Elliman for $71.25 million. New Valley has invested an additional $9.5 million in subordinated debt and equity of Montauk Battery Realty to help fund the acquisition.

         The new brokerage company, to be known as Prudential Douglas Elliman, has over 2,000 real estate brokers serving over 50 offices throughout New York City and Long Island, including six branches in the Hamptons. Last year, the two companies combined for approximately $6.5 billion in sales.

         "We're extremely pleased to be participating in this momentous transaction for Prudential Long Island Realty," said Howard M. Lorber, President and Chief Operating Officer of New Valley Corporation. "The combined Prudential Douglas Elliman will be the largest residential brokerage company in the New York metropolitan area and will be uniquely positioned to leverage its significant resources and tremendous reach."


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         Dorothy Herman, founder and Chief Executive Officer of Prudential Long
Island Realty, will serve as President and CEO of the combined company. Geoffrey
P. Wharton will remain as President and CEO of the firm's New York City operations. All senior Insignia Douglas Elliman executives are retaining their titles and positions with the new firm.

         "In addition to acquiring the number one broker of luxury homes in New York, this transaction provides us with the greatest reach in our industry, from the tip of Manhattan to the sandy beaches of Montauk," said Ms. Herman. She noted that the "extraordinary synergies and cross business opportunities created by this union make it a win/win situation" for everyone associated with both firms.
         "The potential for expanding brokerage opportunities and building new business venues, particularly between Manhattan, the Hamptons and Long Island's exclusive North Shore communities, is enormous," she added.

         As part of the Douglas Elliman acquisition, the Company also gained another Insignia division, Insignia Residential Group, which is the New York metropolitan area's largest manager of rental, coop and condominium housing. Insignia Financial Group is in the process of being acquired by commercial real estate giant CB Richard Ellis in a deal expected to close in June.

         Founded in 1911 in a basement store at 421 Madison Avenue, Insignia Douglas Elliman grew to be Manhattan's largest residential broker while specializing exclusively in the highest end of the sales and rental marketplaces. At year-end 2002, it had ten New York City offices, over 800 real estate brokers and an impressive network of national and international affiliates. Last year it achieved sales of nearly $4 billion.

         Headquartered in Huntington, New York, Prudential Long Island Realty is the largest residential real estate brokerage company on Long Island with 40 offices and 2002 sales volume of approximately $2.4 billion on approximately 7,000 sale transactions. The company was



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ranked as one of the top 50 residential brokerage companies for 2001 by the Real
Trends broker survey.

         New Valley is currently engaged in the real estate business and is seeking to acquire additional operating companies. New Valley has a 50% ownership interest in Prudential Long Island Realty through its stake in Montauk Battery Realty LLC.


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